Exhibit 99.1

FOR IMMEDIATE RELEASE

CUBIST ANNOUNCES POSITIVE RESULTS FROM TWO PHASE 2 TRIALS,

CXA-201 AND CDAD PROGRAM

Lexington, Mass., June 16, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST), a leading acute care therapeutics company, today announced positive top-line results from the recently completed Phase 2 studies of its CXA-201 and CB-183,315 antibiotic pipeline candidates. CXA-201 was studied for the treatment of complicated intra-abdominal infections (cIAI) in adults.  Based on these latest top-line data, as well as data observed in previous studies, the company plans to initiate Phase 3 studies with CXA-201 for indications in both cIAI and complicated urinary tract infections (cUTI) by year-end 2011. CB-183,315 was studied for the treatment of a severe and sometimes life-threatening diarrhea caused by Clostridium difficile known as C. difficile-associated diarrhea, or CDAD.  The company remains on track to make a formal decision of whether to initiate Phase 3 studies with CB-183,315 by year-end 2011.

“Positive results from these two Phase 2 clinical trials are significant milestones for our pipeline, as well as our ongoing efforts to become a global acute care leader,” said Steven Gilman, Ph.D., Executive Vice President of Research and Development. “There is a large and growing need for new and better antibiotics across the globe, and we are very pleased with these positive results.”

Positive Data for CXA-201 in cIAI

CXA-201 met its objectives of assessing safety and efficacy in the Phase 2, multicenter, double-blind, 2:1 randomized study of 122 patients. The primary objective of the study was to determine the clinical response of CXA-201 and metronidazole (included to cover anaerobic bacteria) and that of meropenem in the treatment of hospitalized patients with cIAI at the test of cure visit (7 to 14 days after the completion of study drug administration). The secondary objectives of this study were to determine the microbiological response of CXA-201 and metronidazole and that of meropenem at the test-of-cure visit, to evaluate the safety profile of CXA-201 and metronidazole, and to evaluate the pharmacokinetics (PK) of CXA-201.

The data from this Phase 2 trial in patients with cIAI demonstrated a clinical cure rate of 91 percent for the CXA-201 treatment arm in the clinically evaluable population, which is consistent with the clinical cure rates that have been observed with other drugs that have been studied in this indication. The clinical cure rate for the study comparator, meropenem, was 94 percent in this population. Favorable clinical cure rates for the CXA-201 treatment arm were observed across the identified baseline pathogens, which included Escherichia coli, Klebsiella pneumonia and Pseudomonas aeruginosa. In the microbiologically evaluable population, the CXA-201 treatment arm demonstrated a clinical cure rate of 89 percent and the meropenem arm demonstrated a clinical cure rate of 96 percent.  In this study, CXA-201 was safe and well-tolerated, with the incidence and severity of adverse events consistent with those typically seen with other cephalosporins and in patients with this underlying medical condition.

In addition, a separate Phase 1 study was recently completed which evaluated the lung penetration of CXA-201 using measurement of epithelial lining fluid (ELF) concentrations. The study demonstrated good lung penetration of CXA-101 (the cephalosporin component of CXA-201). ELF concentrations of CXA-101 exceeded 8 µg/mL, a concentration that inhibits 99 percent of P. aeruginosa for over 60 percent of the 8-hour dosing interval. The results strongly support the continued development of CXA-201 for nosocomial pneumonia.  Based on this data and the overall clinical profile of CXA-201, the company will

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be engaging global regulatory authorities to discuss a CXA-201 nosocomial pneumonia Phase 3 study design and expects to begin Phase 3 studies in this indication in 2012.

Positive data for CB-183,315 in patients with C. difficile infections

This Phase 2 trial enrolled 209 patients and was a randomized, double-blind, active-controlled, dose-ranging study investigating the safety and relative efficacy of oral dose regimens of 125mg of CB-183,315 twice a day, 250mg of CB-183,315 twice a day and 125mg oral Vancocin® four times a day for 10 days.

In this trial, both doses of CB-183,315 demonstrated a high clinical cure rate (resolution of diarrhea), comparable to Vancocin. In the 199 patients in the modified intent-to treat (MITT) group (patients that received study drug and had a confirmed diagnosis of CDAD), the clinical cure rate was 92 percent and 87 percent for the CB-183,315 125mg and CB-183,315 250mg arms, respectively, compared to 89 percent in the Vancocin arm. The percent of patients who were clinically cured, but then had a subsequent recurrence (the recurrence rate) was 36 percent in the Vancocin arm and was 28 percent in the CB-183,315 125mg and 17 percent in the CB-183,315 250mg treatment arms. The reduction in recurrence rate in the CB-183,315 250mg arm was statistically significant compared to the Vancocin arm (p=0.035). Approximately 32 percent of patients in this trial were infected with the hypervirulent NAP-1 strain of C. difficile. The clinical response and recurrence rates in the subset of patients infected with the NAP-1 strain was comparable across the CB-183,315 and Vancocin® groups. In this trial, both doses of CB-183,315 were generally safe and well-tolerated. Most common adverse events observed in the CB-183,315 dose groups were headache and nausea, which occurred in approximately 10 percent of patients.

“We are pleased with the results of the Phase 2 trials for CXA-201 and for CB-183,315 which indicate that these investigational agents may be promising therapies in the future for the treatment of patients with serious bacterial infections”, said Santosh Vetticaden, MD, PhD, Chief Medical and Development Officer.

About Gram-negative bacteria

Gram-negative bacteria, such as P. aeruginosa, differ from Gram-positive bacteria, such as Staphylococcus aureus, in their cell wall structure. Gram-negative bacteria have an additional outer wall composed of phospholipids and lipopolysaccharides. This wall provides these bacteria an additional layer of defense for antibiotics to traverse. The outer wall contains efflux pumps that allow the bacteria to pump out substances toxic to the cell. Although Gram-positive bacteria also have these pumps, the Gram-negative strains are much more proficient, believed to be from an adaptation for living in watery environments. Examples of Gram-negative bacteria include Escherichia coli, P. aeruginosa, Klebsiella pneumoniae, and Acinetobacter baumannii. The diseases caused by Gram-negative bacteria include peritonitis, septicemia, pneumonia, neonatal meningitis, urinary tract infections, IAI, and burn and wound infections.

About Pseudomonas aeruginosa

Recent medical literature identifies P. aeruginosa as one of the most prevalent Gram-negative pathogens responsible for hospital-acquired infections, and points to its significant virulence and steeply increasing incidences in intensive care units (ICU). Data from the National Nosocomial Infections Surveillance of ICUs in the United States identified P. aeruginosa as the most frequently isolated

Gram-negative strain, with an incidence almost doubling between 1975 and 2003. For example, an increase of P. aeruginosa from 9.6 percent to 16.3 percent was shown in nosocomial pneumonia and from 9.3 percent to 16.3 percent in urinary tract infections. Similar increases in P. aeruginosa-related infections were shown by the SENTRY Antimicrobial Surveillance Program for Europe, comparing data between 1997 and 2002. Pseudomonal infections can involve any part of the human body, but among the most common are urinary tract, lung, bloodstream, wound/burn, and intra-abdominal infections. Resistance to current treatment regimens for such infections is growing, with the increasing appearance of P. aeruginosa strains expressing multi-drug resistance against the commonly used first-line anti-pseudomonal antibiotics.

About CDAD

CDAD is a disease caused by an overgrowth of, and subsequent toxin production by, Clostridium difficile, a resident anaerobic spore-forming Gram-positive bacterium of the lower gastrointestinal tract. This overgrowth is caused by the use of antibiotics for the treatment of common community and hospital acquired infections. Although they treat the underlying infection, many antibiotics disrupt the natural gut flora and allow Clostridium difficile to proliferate. Clostridium difficile produces enterotoxin and cytotoxin, which can lead to severe diarrhea, sepsis and even death. CDAD rates and severity are increasing, due in part to the spread of a new strain of Clostridium difficile with increased virulence and greater resistance to fluoroquinolones. According to an article in the October 2008 issue of the New England Journal of Medicine, during the mid- and late-1990s, the reported incidence of Clostridium difficile infection in acute care hospitals in the United States remained stable at 30 to 40 cases per 100,000. In 2001, this number rose to almost 50, with subsequent increases to the point that the number of cases of Clostridium difficile infection that were reported in 2005 (84 per 100,000) was nearly three times the 1996 rate (31 per 100,000).

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides, and has an agreement with Optimer Pharmaceuticals, Inc. to co-promote Optimer’s drug, DIFICID™, in the U.S. as a treatment of Clostridium difficile infections. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist also is working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the clinical development of CXA-201 and CB-183,315, including plans to advance these candidates into Phase 3 clinical trials and plans to advance the development of CXA-201 in the indication of nosocomial pneumonia, and the therapeutic potential of CXA-201 and CB-183,315. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: CXA-201 and CB-183.315 may not show sufficient therapeutic effect or an acceptable safety profile in Phase 3 clinical trials; CXA-201 and CB-183.315 may not act in the way expected based on prior clinical and pre-clinical trials; clinical trials of CXA-201 and CB-183.315 may not be successful or initiated or conducted in a timely manner and the timing of initiation and conduct of subsequent trials is dependent on our ability to successfully work with regulatory authorities, including the FDA on the design of the trials, among other things; we plan to rely, to a significant extent, on third party clinical research organizations, or CROs, to help us conduct clinical trials so the success and timing of the trials is dependent our ability to work with such CROs and their performance; the commercial market for the intended use of CXA-201 and CB-183.315 may not be as large as Cubist anticipates; if approved, CXA-201 and CB-183,315 will compete with products currently on the market and may also compete with products currently in development which may have superior efficacy and/or safety profiles as CXA-201 and CB-183,315 or have other attributes that make it difficult for CXA-201 and CB-183,315 to succeed commercially in such markets; technical difficulties or excessive costs relating to the manufacture or supply of CXA-201 and CB-183.315; we plan to rely, to a significant extent, on third party contract manufacturers and suppliers to manufacture and supply CXA-201 and CB-183,315 on our behalf so our ability to obtain adequate supplies of CXA-201 and CB-183,315 is dependent on our ability to work with such third parties and on their performance; we, and Astellas Pharma Inc., from which we have licensed our rights to CXA-101 and which has an interest in the intellectual property protecting CXA-201, may not be able to maintain and enforce such intellectual property, and we may not be able to maintain and enforce the intellectual property protecting CB-183.315; and we may encounter other unanticipated or unexpected risks with respect to the development or manufacture of CXA-201. Drug development involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

DIFICID is a trademark of Optimer Pharmaceuticals, Inc.

Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Francis McLoughlin

Director, Corporate Communications

(781) 860-8777

Weber Shandwick (PR Firm)

Tara Murphy

(617) 520-7045

tara.murphy@webershandwick.com